Exhibit 14

Da-Lite Screen Company, Inc. Finance Code of Professional Conduct

Finance’s mission includes the promotion of professional conduct in the practice of financial management throughout Da-Lite Screen Company, Inc. (“the Company”). The Company’s Chief Executive Officer (CEO), Vice President of Finance, Corporate Controller and all other employees of the finance organization hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all shareholders’ interests are appropriately balanced, protected and preserved. This Finance Code of Professional Conduct embodies principles to which all associates of the Company involved with financial reporting are expected to adhere and advocate. These tenets for ethical business conduct encompass rules regarding both individual and peer responsibilities as well as responsibilities to Da-Lite Screen Company, Inc. employees, the public and other shareholders. The CEO, Vice President of Finance and Finance organization employees are expected to abide by this Code as well as all applicable Da-Lite Screen Company, Inc. business conduct standards and policies or guidelines in the Company’s employee handbook relating to areas covered by this Code. Any violations of this Finance Code of Professional Conduct may result in disciplinary action up to and including termination of employment.

All employees covered by this Finance Code of Professional Conduct will:

-	Act with honesty and integrity and avoid actual or apparent conflicts of interest in their personal and professional relationships.

-	Provide shareholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in our filings with and other submissions to the U.S. Securities and Exchange Commission.

-	Comply with rules and regulations of federal, state, provincial and local governments and other appropriate private and public regulatory agencies.

-	Act in good faith, responsibly, with due care, competence and diligence without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

-	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

-	Confidential information acquired in the course of one’s work will not be used for personal advantage.

-	Share knowledge and maintain professional skills important and relevant to shareholders’ needs.

-	Proactively promote and be an example of ethical behavior as a responsible partner among peers in the work environment and the community.

-	Achieve responsible use, control and stewardship over all Company assets and resources that are employed or entrusted to them.

-	Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the Company’s financial statements or accounting books and records.

If you are aware of any suspected or known violations of this Code of Professional Conduct or other Company policies or guidelines, you have a duty to promptly report such concerns either to the Chairman of the Audit Committee, the Company’s Vice President of Finance or the Company’s Director of Human Resources. Concerns can also be made through the 24-hour Governance Hotline (Tel.: 800-XXX-XXXX) or through an Internet-based application (http://XXX.XXX.XXX/XXX/XXXX). The procedures to be followed for such a report are outlined in the section entitled “Reporting Violations” in the Code of Business Conduct and the Communications section of the Associate Reference Manual.

The Company will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

It is the Company’s intention that this Code of Professional Conduct be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.